Exhibit 99.1

New York | Lauren Gioia | Jennifer Park | Lauren.Gioia@Sothebys.com | Jennifer.Park@Sothebys.com | +1 212 606 7176

SOTHEBY’S REPORTS SECOND QUARTER 2017 FINANCIAL RESULTS

NEW YORK, August 3, 2017 - Sotheby’s (NYSE: BID) today reported its financial results for the second quarter and six months ended June 30, 2017.

"We are pleased to report solid results for the quarter and the half," said Tad Smith, Sotheby's CEO, continuing, "and we are absolutely delighted with the many things going on inside Sotheby's to position us strongly for the future."

For the three months ended June 30, 2017, Sotheby’s reported net income of $76.9 million, representing a $12.1 million (14%) decrease when compared to the same period in the prior year, as a higher level of Agency commissions and fees and a lower effective income tax rate are more than offset by a higher level of indirect expenses. Although second quarter net income decreased by 14%, diluted earnings per share decreased by only 6%, from $1.52 to $1.43, due to a lower number of common stock shares outstanding as a result of our share repurchase program. Total revenues for the second quarter of 2017 are up 5% from $298.7 million to $314.9 million, largely due to increased inventory sales from the prior period.

For the six months ended June 30, 2017, Sotheby’s reported net income of $65.6 million, or $1.21 per diluted share, representing a $2.5 million (4%) or $0.18 per diluted share (17%) improvement when compared to the same period in the prior year. After excluding certain charges in the current and prior periods, Adjusted Net Income* decreased $2.8 million (4%), from $68.9 million to $66.1 million, as a $21.5 million (6%) increase in Agency commissions and fees was offset by a higher level of indirect expenses and a $3.4 million (11%) decrease in revenues from Sotheby’s Financial Services, our art financing company. Despite this decrease in Adjusted Net Income*, Adjusted

Exhibit 99.1

Diluted EPS* increased $0.09 (8%) from $1.13 to $1.22, as a result of the significant level of common stock repurchases made over the last 18 months. During this period, we have reduced the number of shares outstanding from 65.8 million to 52.7 million shares (20%). Total revenues for the first half of 2017 are up 24% from $405.2 million to $502.4 million, largely due to a significant increase in inventory sales over the period.
Non-GAAP Financial Measures
*Adjusted Net Income and Adjusted Diluted EPS are non-GAAP financial measures. See Appendix B for a description of these non-GAAP financial measures and reconciliations to the most comparable GAAP amounts.

Forward-Looking Statements
This release contains certain “forward-looking statements” (as such term is defined in Section 21E of the Securities and Exchange Act of 1934, as amended) relating to future events and the financial performance of Sotheby’s. Such statements are only predictions and involve risks and uncertainties, resulting in the possibility that the actual events or performances will differ materially from such predictions. Major factors, which Sotheby’s believes could cause the actual results to differ materially from the predicted results in the “forward-looking statements” include, but are not limited to, the overall strength of the global economy and financial markets, political conditions in various countries, competition with other auction houses and art dealers, the amount and quality of property available for consignment and the marketability at auction of such property. Please refer to our most recently filed Form 10-K for a complete list of Risk Factors.

Investor Relations Information
All Sotheby’s Press Releases and SEC filings are available on our web site at www.sothebys.com. An outline of the conference call can be found here: http://investor.shareholder.com/bid/events.cfm.
Sotheby’s will host a conference call at 9:00 AM EDT on August 3, 2017, to discuss its second quarter 2017 financial results. Please dial 888-371-8897 and for callers outside the United States, Puerto Rico and Canada, please dial 1-970-315-0479, approximately 15 minutes before the scheduled start of the call. The call reservation number is 31274944. The conference call will also be accessible via webcast on the Investor Relations section of the Sotheby’s web site at http://investor.shareholder.com/bid/events.cfm.

About Sotheby’s
Sotheby’s has been uniting collectors with world-class works of art since 1744. Sotheby’s became the first international auction house when it expanded from London to New York (1955), the first to conduct sales in Hong Kong (1973), India (1992) and France (2001), and the first international fine art auction house in China (2012). Today, Sotheby’s presents auctions in 10 different salesrooms, including New York, London, Hong Kong and Paris, and Sotheby’s BidNow program allows visitors to view all auctions live online and place bids from anywhere in the world. Sotheby’s offers collectors the resources of Sotheby’s Financial Services, the world’s only full-service art financing company, as well as the collection advisory services of its subsidiary, Art Agency, Partners. Sotheby’s presents private sale opportunities in more than 70 categories, including S|2, the gallery arm of Sotheby's Global Fine Art Division, and two retail businesses, Sotheby’s Diamonds and Sotheby’s Wine. Sotheby’s has a global network of 80 offices in 40 countries and is the oldest company listed on the New York Stock Exchange (BID).

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Exhibit 99.1

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Appendix A

SOTHEBY’S
CONDENSED CONSOLIDATED INCOME STATEMENTS
(UNAUDITED)
(Thousands of dollars, except per share data)

	Three Months Ended		Six Months Ended
	June 30, 2017	June 30, 2016	June 30, 2017	June 30, 2016
Revenues:
Agency commissions and fees	$276,807	$273,764	$376,300	$354,829
Inventory sales	19,937	5,281	91,314	12,075
Finance	13,359	14,750	26,126	29,505
Other	4,795	4,870	8,695	8,787
Total revenues	314,898	298,665	502,435	405,196
Expenses:
Agency direct costs	29,881	31,243	39,398	40,782
Cost of inventory sales	22,255	7,381	93,662	18,119
Cost of finance revenues	5,078	4,153	10,115	8,547
Marketing	5,951	4,408	11,862	9,421
Salaries and related	87,297	75,227	151,643	143,398
General and administrative	43,362	40,909	82,313	76,585
Depreciation and amortization	5,676	5,492	11,060	10,788
Voluntary separation incentive programs (net)	—	(231)	(162)	(538)
Total expenses	199,500	168,582	399,891	307,102
Operating income	115,398	130,083	102,544	98,094
Interest income	367	275	624	671
Interest expense	(7,572)	(7,638)	(15,105)	(15,184)
Non-operating (expense) income	(299)	374	541	421
Income before taxes	107,894	123,094	88,604	84,002
Income tax expense	31,468	34,355	24,176	21,569
Equity in earnings of investees	466	191	1,133	587
Net income	76,892	88,930	65,561	63,020
Less: Net income (loss) attributable to noncontrolling interest	1	(34)	(5)	(60)
Net income attributable to Sotheby's	$76,891	$88,964	$65,566	$63,080
Basic earnings per share - Sotheby’s common shareholders	$1.44	$1.54	$1.22	$1.04
Diluted earnings per share - Sotheby's common shareholders	$1.43	$1.52	$1.21	$1.03
Weighted average basic shares outstanding	52,716	57,104	52,866	60,063
Weighted average diluted shares outstanding	53,054	57,712	53,342	60,682
Cash dividends declared per common share	$—	$—	$—	$—

Appendix B

NON-GAAP FINANCIAL MEASURES
GAAP refers to generally accepted accounting principles in the United States of America. Included in this earning release are financial measures presented in accordance with GAAP and also on a non-GAAP basis. The non-GAAP financial measures presented in this earnings release are: Adjusted Net Income and Adjusted Diluted Earnings Per Share ("Adjusted Diluted EPS"). We caution users of our financial statements that amounts presented in accordance with our definitions of these non-GAAP financial measures as provided below may not be comparable to similar measures disclosed by other companies because not all companies and analysts calculate such measures in the same manner. Our definitions of the non-GAAP financial measures presented in this earnings release are as follows:

(i)
Adjusted Net Income is defined as net income attributable to Sotheby's, excluding the after-tax impact of charges related to certain contractual severance agreements (net, recorded within salaries and related costs), earn-out compensation expense related to the acquisition of AAP, net credits related to our voluntary separation incentive programs, and a charge resulting from the June 2017 amendments to the York Property Mortgage and the associated interest rate collar (recorded within non-operating (expense) income).

(ii)
Adjusted Diluted EPS is defined as diluted earnings per share excluding the after-tax per share impact of charges related to certain contractual severance agreements (net, recorded within salaries and related costs), earn-out compensation expense related to the acquisition of AAP, net credits related to our voluntary separation incentive programs (net), and a charge resulting from the June 2017 amendments to the York Property Mortgage and the associated interest rate collar (recorded within non-operating (expense) income).

Adjusted Net Income and Adjusted Diluted EPS are important supplemental measures used in our financial and operational decision making processes, for internal reporting, and as part of our forecasting and budgeting processes, as they provide helpful measures of our core operations. These measures allow us to view operating trends, perform analytical comparisons, and benchmark performance between periods. We also believe that these measures may be used by securities analysts, investors, financial institutions, and other interested parties in their evaluation of our performance.
The presentation of our non-GAAP financial measures for the six months ended June 30, 2017 and 2016 has been updated to exclude earn-out compensation expense related to the acquisition of AAP in order to conform with the presentation used in our Annual Report on Form 10-K for the year ended December 31, 2016.
The following is a reconciliation of net income attributable to Sotheby's to Adjusted Net Income for the six months ended June 30, 2017 and 2016 (in thousands of dollars):

	Six Months Ended June 30,
	2017	2016
Net income attributable to Sotheby's	$65,566	$63,080
Add: Contractual severance agreement charges (net), net of tax of $0 and ($2,220)	—	3,510
Add: Acquisition earn-out compensation expense, net of tax of $0 and ($1,702)	—	2,672
Add: Voluntary separation incentive programs credits (net), net of tax of $63 and $199	(99)	(339)
Add: Charge related to interest rate collar amendment, net of tax of ($398) and $0	642	—
Adjusted Net Income	$66,109	$68,923
Variance versus prior period - $	$(2,814)
Variance versus prior period - %	(4%)
The income tax effect of each line item in the reconciliation of Net Income Attributable to Sotheby's to Adjusted Net Income is computed using the relevant jurisdictional tax rates for each item.

Appendix B

The following is a reconciliation of Diluted Earnings Per Share to Adjusted Diluted EPS for the six months ended June 30, 2017 and 2016:

	Six Months Ended June 30,
	2017	2016
Diluted earnings per share	$1.21	$1.03
Add: Contractual severance agreement charges (net), per share	—	0.06
Add: Acquisition earn-out compensation expense, per share	—	0.04
Add: Voluntary separation incentive program credits (net), per share	—	—
Add: Charge related to interest rate collar amendment, per share	0.01	—
Adjusted Diluted EPS	$1.22	$1.13
Variance versus prior period - $	$0.09
Variance versus prior period - %	8%